Exhibit 2.2

Execution Copy

ASSIGNMENT AND ASSUMPTION OF

LIMITED LIABILITY COMPANY INTERESTS

THIS ASSIGNMENT (this “Assignment”) is made and entered into as of the 30th day of April, 2013, by and between MONTE CARLO SECURITIES, LTD., a Bahamas corporation (“Assignor”) and OLIPP III, LLC, a Delaware limited liability company (“Assignee”).

RECITALS

A. Assignor is the sole member of CTL Holdings, LLC, an Illinois limited liability company (the “CTL”) pursuant to that certain Second Amended and Restated Limited Liability Company Agreement of CTL Holdings, LLC, effective as of November 17, 2010 (the “LLC Agreement”).

B. Assignor desires to assign all of its membership interests in CTL (the “Interests”) to Assignee and Assignee desires to acquire all of the Interests from the Assignor, including all of Assignor’s right, title and interest in and to such Interests in CTL existing as of the date of this Assignment and all interests, rights and obligations under the LLC Agreement in respect of the assigned Interests.

NOW, THEREFORE, in consideration of the foregoing Recitals, and the warranties and mutual covenants set forth herein, Assignor and Assignee hereby agree as follows:

1. Assignment of Assigned Interests. Assignor hereby assigns, transfers and sets over unto Assignee 100% of the Interests, including, but not limited to, all right, title and interest in and to the properties (real and personal), capital, cash flow distributions, profits and losses of CTL relating or allocable to the assigned Interests.

2. Effective Date. The assignment herein made is effective as of the date of this Assignment, and from and after the date hereof that portion of the net profits or net losses and cash flow (including cash flow which has not been distributed as of the date hereof) of CTL allocable to the assigned Interests shall be credited, charged or distributed, as the case may be, to Assignee and not to Assignor.

3. Representations of Assignor. Assignor hereby represents and warrants to Assignee that: (a) Assignor is the owner of all right, title and interest in the assigned Interests, free and clear of all liens and encumbrances, (b) the assigned Interests are not subject to a pledge, assignment or other encumbrance, (c) Assignor has delivered true and complete copies of the LLC Agreement to Assignee and (d) Assignor has the power and authority rightfully to assign the assigned Interests to the Assignee.

4. Assumption by Assignee. (a) Assignee hereby (i) accepts the assigned Interests and all rights of Assignor under the LLC Agreement in respect thereof and (ii) assumes all obligations of Assignor under the LLC Agreement, in respect of the assigned Interests, and agrees to be bound by the provisions thereof with respect thereto. In no event shall the liabilities assumed by Assignee include any federal or state income tax liabilities of Assignor relating to CTL, or the Assigned Interests incurred or accrued, whether known or unknown, as of the date hereof.

5. Future Cooperation. Assignor and Assignee mutually agree to cooperate from and after the date hereof with respect to the supplying of information reasonably requested by the other regarding any of the matters described in this Assignment.

6. Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of Assignor and Assignee and the respective heirs, legal representatives, successors and assigns of each.

7. Survival of Representations. The representations, warranties, covenants, indemnities and agreements of the parties contained in this Assignment are the only such terms made or relied upon by the parties and shall survive the consummation of the transactions contemplated hereby.

8. Modification and Waiver. No supplement, modification, waiver or termination of this Assignment or any provision hereof shall be binding unless executed in writing by the parties to be bound thereby. No waiver of any of the provisions of this Assignment shall constitute a waiver of any other provision (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

9. Consent Under LLC Agreement. The undersigned parties, by executing this Assignment, consent to the assignments contemplated hereby and the admission of the Assignee as a member under the LLC Agreement.

10. Governing Law. This Assignment shall be construed and enforced in accordance with the laws of the State of Florida applicable to agreements made and to be performed entirely within said state.

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IN WITNESS WHEREOF, this Assignment is executed as of the day and year first above written.

ASSIGNOR:

MONTE CARLO SECURITIES, LTD.

By:	/s/ Ian McConnell/Luis Marmissolle
Name:	Ian McConnell/Luis Marmissolle
Title:	Directors

ASSIGNEE:

OLIPP III, LLC
By: Imperial Holdings, Inc., its sole member

By:	/s/ Michael Altschuler
Name:	Michael Altschuler
Title:	General Counsel & Secretary